As filed with the Securities and Exchange Commission on November 6, 2006
Registration No. 333-124156

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
on Form S-8
to Registration Statement
on Form S-4 under
The Securities Act of 1933*
PROASSURANCE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	63-1261433 (I.R.S. Employer Identification No.)
100 Brookwood Place
Birmingham, Alabama 35209
(Address of Principal Executive Offices)
NCRIC GROUP, INC. STOCK OPTION PLAN**
NCRIC GROUP, INC. 2003 STOCK OPTION PLAN**
(Full title of the plan)

A. Derrill Crowe, M.D.
Chief Executive Officer
100 Brookwood Place
Birmingham, Alabama 35209
(Name and address of agent for service)
(205) 877-4400
(Telephone number, including area code, of agent for service)
Copies of all communications to:
Jack P. Stephenson, Esq.
Burr & Forman LLP
Wachovia Tower, Suite 3100
420 North 20th Street
Birmingham, Alabama 35203
(205) 458-5201

*	Filed as a Post-Effective Amendment on Form S-8 to such Registration Statement pursuant to the provisions of Rule 401(e) and the procedure described herein. See “Introductory Statement Not Forming Part of Prospectus” following this cover page.

**	Each Plan was assumed by ProAssurance pursuant to the Agreement and Plan of Merger by and among ProAssurance, NCRIC Group, Inc. and NCP Merger Corporation, a wholly-owned subsidiary of ProAssurance, effective August 3, 2005.

INTRODUCTORY STATEMENT NOT FORMING PART OF PROSPECTUS
     ProAssurance Corporation (“ProAssurance” or the “Registrant”) hereby amends its Registration Statement on Form S-4 (No. 333-124156) (the “Registration Statement”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to 6,386 shares of ProAssurance common stock, $.01 par value per share, registered under the Registration Statement and issuable pursuant to currently outstanding stock options granted under NCRIC Group, Inc.’s Stock Option Plan and 2003 Stock Option Plan (collectively, the “Plans”). The registration fees for shares of ProAssurance Common Stock to be issued with respect to outstanding options issued under the Plans were paid at the time of the original filing of the Registration Statement on April 19, 2005. The Registration Statement also relates to an indeterminate number of shares of common stock of Registrant that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities and Exchange Commission.
     On August 3, 2005, NCRIC Group, Inc. merged with and into NCP Merger Corporation, a wholly-owned subsidiary of ProAssurance pursuant to an Agreement and Plan of Merger dated February 28, 2005 (the “Merger Agreement”). The merger and Merger Agreement are more specifically described in the Registration Statement. Upon consummation of the Merger, ProAssurance assumed all options previously granted under the Plans. Each outstanding and unexercised option to purchase one share of NCRIC Group, Inc. common stock was converted into an option to purchase a number of shares of ProAssurance common stock, $.01 par value per share, determined by using the exchange ratio of 0.25.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents filed by Registrant with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:
(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005;
(2)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006, and March 31, 2006;
(3)	(a) ProAssurance’s Current Report on Form 8-K filed with respect to the sale of its personal lines business for events occurring on January 4, 2006 (as amended by the Form 8-K/A on February 15, 2006);
(b)	ProAssurance’s Current Report on Form 8-K filed with respect to the merger with PIC Wisconsin for events occurring on January 9, 2006, February 14, 2006, February 17, 2006, March 20, 2006, April 10, 2006, May 1, 2006, May 17, 2006, June 16, 2006, July 26, 2006 and August 1, 2006;

(c)	ProAssurance’s Current Report on Form 8-K filed with respect to the financial presentations for events occurring on February 13, 2006, March 6, 2006, May 25, 2006, June 6, 2006 and September 7, 2006;

(d)	ProAssurance’s Current Report on Form 8-K filed with respect to the release of 2005 earnings for events occurring on February 28, 2006 and March 10, 2006;

(e)	ProAssurance’s Current Report on Form 8-K filed with respect to annual changes in executive compensation for events occurring on March 8, 2006 and May 19, 2006;

(f)	ProAssurance’s Current Report on Form 8-K with respect to the release of first quarter earnings for event occurring on May 19, 2006;

(g)	ProAssurance’s Current Report on Form 8-K with respect to the release of second quarter earnings for event occurring on August 8, 2006;

(h)	ProAssurance’s Current Report on Form 8-K with respect to the entry into a consulting and confidentiality agreement and indemnification agreement with Dr. William J. Listwan for event occurring on September 13, 2006;

(i)	ProAssurance’s Current Report on Form 8-K with respect to a news release commenting on a malpractice verdict for event occurring on October 4, 2006; and
(4)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 8, 2001.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part hereof from the date of filing of such documents.
     Copies of the above documents (excluding exhibits) may be obtained by persons holding unexercised options under the Plans may be obtained, without charge, upon written or oral request directed to Frank O’Neil, Investor Relations, ProAssurance Corporation, 100 Brookwood Place, Birmingham, Alabama 35209, Telephone: (205) 877-4400.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS
     As permitted by Delaware law, the Registrant’s certificate of incorporation provides that the directors of the Registrant will not be held personally liable for a breach of fiduciary duty as a director, except that a director may be liable for (1) a breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts made in bad faith or which involve intentional misconduct or a knowing violation of the law, (3) illegal payment of dividends under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the director derives an improper personal benefit. The Registrant’s certificate of incorporation further provides that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.
     The by-laws of the Registrant provide that the Registrant will indemnify any person involved in litigation brought by a third party or by or in the right of the Registrant by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity. The Registrant will only indemnify such a person if that person acted in good faith and in a manner he or she reasonably believed to be lawful and in the best interests of the Registrant, except that the person will not be entitled to indemnification in an action in which he or she is found to be liable to the corporation unless the Delaware Court of Chancery deems indemnification under these circumstances proper.
     The Registrant maintains in effect directors’ and officers’ liability insurance which provides coverage against certain liabilities. The Registrant has entered into indemnification agreements with each of its directors and executive officers which requires the Registrant to use reasonable efforts to maintain such insurance during the term of the agreement so long as the board of directors in the exercise of its business judgment determines that the cost is not excessive and is reasonably related to the amount of coverage and that the coverage provides a reasonable benefit for such cost. The indemnity agreements have terms that will automatically renew for successive one year terms each year unless sooner terminated by Registrant on 60 days notice or upon the indemnitee’s termination as an officer, director or employee of Registrant or its subsidiaries.
     The indemnity agreement requires the Registrant to indemnify the executive officers and directors to the fullest extent permitted under Delaware law to the extent not covered by liability insurance, including advances of expenses in the defense of claims against the executive officer or director while acting in such capacity. It is a condition to such indemnification that the indemnitee acted in good faith and in a manner that he or she believed to be in or not opposed to the interest of the Registrant or its stockholders, and with respect to a criminal action had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not available from the Registrant:
(a)	in respect to remuneration that is determined to be in violation of law;

(b)	on account of any liability arising from a suit for an accounting of profits for the purchase and sale of Registrant’s common stock pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended;

(c)	on account of conduct that is determined to have been knowingly fraudulent, deliberately dishonest or willful misconduct;

(d)	if indemnification is prohibited by the applicable laws of the State of Delaware;

(e)	if the indemnitee is found to be liable to the Registrant or its subsidiaries unless the Delaware Court of Chancery determines that the indemnitee is fairly and reasonably entitled to indemnification for expenses that the court deems proper; or

(f)	if a court should determine that such indemnification is not lawful.
     The indemnity agreement requires the indemnitee to reimburse the Registrant for all reasonable expenses incurred or advanced in defending any criminal or civil suit or proceedings against the indemnitee if the Registrant determines that indemnity is not available.

     The form of the indemnity agreement is included as an exhibit to this Registration Statement. This summary of the indemnity agreement is qualified in its entirety by reference to the terms and provisions of the form of the indemnity agreement included herein as an exhibit.
     In addition, pursuant to the Merger Agreement, the registrant will indemnify, defend and hold harmless all past and present officers, directors and employees of NCRIC and its subsidiaries to the same extent they are indemnified or have the right to advancement of expenses under NCRIC’s certificate of incorporation, bylaws and indemnification agreements, and to the fullest extent permitted by law. The registrant will also use best efforts to provide directors’ and officers’ liability insurance for a period of three years after completion of the merger to the present and former directors and officers of NCRIC and its subsidiaries with respect to acts and omissions occurring prior to the completion of the merger, but the registrant has no obligation to expend more than 300% of the current amount expended by NCRIC or its subsidiaries. This summary of indemnification under the Merger Agreement is qualified in its entirety by reference to the Merger Agreement which is included as an exhibit to the registration statement.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS
     The following exhibits are filed herewith or incorporated by reference herein as part of this Post-Effective Amendment No. 1 to the Registration Statement:

Exhibit	Description

4.1	Certificate of Incorporation of the Registrant.*

4.2	By-Laws of the Registrant.*

5.1	Opinion of Burr &Forman LLP regarding legality of shares being registered.*

*	Previously filed.

ITEM 9.	UNDERTAKINGS
The undersigned registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or

Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
[SIGNATURES ON FOLLOWING PAGE]

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form S-4 to be signed on its behalf, by the undersigned thereunto duly authorized in the City of Birmingham, State of Alabama, on this the 31st day of October, 2006.

PROASSURANCE CORPORATION
By:	/s/ A. Derrill Crowe
A. Derrill Crowe, M.D.,
Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ A. Derrill Crowe A. Derrill Crowe	Chairman of the Board and Chief Executive Officer (Principal Executive Officer) and Director	October 31, 2006

/s/ Edward L. Rand, Jr. Edward L. Rand, Jr.	Senior Vice President of Finance and Chief Financing Officer	October 31, 2006

/s/ James J. Morello James J. Morello	Treasurer and Chief Accounting Officer	October 31, 2006

/s/ Victor T. Adamo Victor T. Adamo	Director	October 31, 2006

* Lucian F. Bloodworth	Director	October 31, 2006

/s/ Paul R. Butrus Paul R. Butrus	Director	October 31, 2006

* Robert E. Flowers	Director	October 31, 2006

Signature	Title	Date
* John J. McMahon, Jr.	Director	October 31, 2006

* John P. North, Jr.	Director	October 31, 2006

* Ann F. Putallaz	Director	October 31, 2006

* William H. Woodhams	Director	October 31, 2006

* Wilfred W. Yeargan, Jr.	Director	October 31, 2006

/s/ Victor T. Adamo * Victor T. Adamo, as attorney-in-fact

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

4.1	Certificate of Incorporation of the Registrant.*

4.2	By-Laws of the Registrant.*

5.1	Opinion of Burr &Forman LLP regarding legality of shares being registered.*

*	Previously filed.